As filed with the Securities and Exchange Commission on February 25, 2005	Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Incorporated Under the Laws of Michigan	MERITAGE HOSPITALITY GROUP, INC. 1971 East Beltline Ave., N.E., Suite 200 Grand Rapids, Michigan 49525 (616) 776-2600	I.R.S. Employer Identification No. 38-2730460

2004 DIRECTORS' SHARE EQUITY PLAN

Mark A. Weiss, Esq.
Keating, Muething & Klekamp, P.L.L.
One East Fourth Street
Cincinnati, Ohio 45202
Phone: (513) 579-6411
(Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $.01 par value per share	150,000 Shares	$5.26	$789,000	$92.87

(1)	This Registration Statement is filed for up to 150,000 shares of Meritage Common Stock, authorized for issuance pursuant to the 2004 Directors' Share Equity Plan.

(2)	Estimated to calculate registration fee.

(3)	Calculated pursuant to Rule 457(h) based on the average of the high and low prices of Meritage Common Stock on the American Stock Exchange on February 24, 2005 of $5.26 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference

      The following documents filed by Meritage Hospitality Group Inc. with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1.	Meritage's Annual Report on Form 10-K for the Fiscal Year ended November 28, 2004.

2.	The description of the Common Stock contained in the Registration Statement on Form 8-A filed by Meritage with the Commission on September 16, 1999.

        All reports and other documents subsequently filed by Meritage pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which de-registers all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.      Description of Securities

      Not Applicable.

Item 5.      Interests of Named Experts and Counsel

        The legality of the Common Stock offered hereby will be passed upon for Meritage by Keating, Muething & Klekamp PLL, 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. Attorneys of Keating, Muething & Klekamp PLL participating in matters relating to this Form S-8 own approximately 39,393 shares of Meritage Common Stock.

Item 6.      Liability; Indemnification

        Section 561 of the Michigan Business Corporation Act (“MBCA”) provides generally and in pertinent part that a Michigan corporation may indemnify its directors and officers against expenses, including judgments, penalties, fines, attorneys’ fees and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal suit or action, other than actions by or in the right of the corporation, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal suit or proceedings, if the person had no reasonable cause to believe his conduct was unlawful. Section 562 of the MBCA provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Michigan corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them in connection with the matters in issue, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise, and if the expenses are reasonable and actually incurred. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent legal counsel, by all independent directors who are not parties to or threatened to be made parties to the action or suit, or by the disinterested shareholders or a committee designated by the Board and consisting of directors who are not parties to, or threatened to be made parties to, the proceedings.

        Meritage, through its Bylaws and by way of contracts of indemnification, provides that its officers and directors shall be indemnified to the fullest extent authorized or permitted by law.

Item 7.      Exemption from Registration Claimed

      Not Applicable.

Item 8.      Exhibits

Exhibit 4.1	Amended 2004 Directors' Share Equity Plan (1)

Exhibit 5	Opinion of Keating, Muething & Klekamp, P.L.L. (2)

Exhibit 23.1	Consent of Ernst & Young LLP (2)

Exhibit 23.2	Consent of Grant Thornton LLP (2)

Exhibit 23.3	Consent of Keating, Muething & Klekamp, P.L.L. (2) (included in Exhibit 5)

Exhibit 24	Power of Attorney (contained on the signature page)

_________________

(1)	Previously filed and incorporated by reference from the Quarterly Report on Form 10-Q for the Company’s fiscal quarter ended August 29, 2004.

(2)	Exhibits filed herewith.

Item 9.      Undertakings

        9.1      The undersigned registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        9.2      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Rapids, Michigan, on February 22, 2005.

MERITAGE HOSPITALITY GROUP INC. BY: /s/Robert E. Schermer, Jr. —————————————— Robert E. Schermer, Jr. Chief Executive Officer (Principal Executive Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints James R. Saalfeld, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

*/s/Robert E. Schermer, Sr.	Chairman of the Board of Directors	February 22, 2005
Robert E. Schermer, Sr.

*/s/Robert E. Schermer, Jr.	President, Chief Executive Officer	February 22, 2005
Robert E. Schermer, Jr.	and Director (Principal Executive Officer)

*/s/William D. Badgerow	Controller (Principal Financial &	February 22, 2005
William D. Badgerow	Accounting Officer)

*/s/James P. Bishop	Director	February 22, 2005
James P. Bishop

*/s/Stephen L. Gulis, Jr.	Director	February 22, 2005
Stephen L. Gulis, Jr.

*/s/Joseph L. Maggini	Director	February 22, 2005
Joseph L. Maggini

*Brian N. McMahon	Director	February 22, 2005
Brian N. McMahon